Exhibit 10.4

HOST HOTELS & RESORTS, INC.

SEVERANCE PLAN FOR EXECUTIVES

(As Amended and Restated, Effective as of December 31, 2015)

HOST HOTELS & RESORTS, INC.

SEVERANCE PLAN FOR EXECUTIVES

SECTION 1 -- PURPOSE

The purpose of the Host Hotels & Resorts, Inc. Severance Plan for Executives (“Plan”) is to provide severance pay and benefits to certain Executives of Host Hotels & Resorts, Inc. and its subsidiaries (collectively the “Company”) whose employment is terminated by the Company or by the Executive.  The severance pay and benefits available under this Plan vary depending upon the Participant’s title and the circumstances of his or her termination of employment, and they are contingent upon the execution of a release in favor of the Company.

The Plan is intended to be an “employee welfare benefit plan” as that term is defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended.  Severance benefits for covered Executives shall be determined exclusively under this Plan.  All of the corporate policies and practices regarding severance, or similar payments upon employment termination, with respect to Executives eligible to participate herein are hereby superseded by this Plan.  Benefits under this Plan are in no way contingent upon retirement under any Company retirement plan.  The severance pay and benefits available under this Plan do not represent the payment of income deferred for services performed during employment.

SECTION 2 -- DEFINITIONS

The following capitalized terms shall have the meanings set forth in this Section 2 unless the context clearly indicates otherwise:

2.1 “Administrator” means the Company or its delegees.

2.2 “Average Bonus” means the sum of the Participant’s actual paid bonus for the three years prior to the Severance Date divided by three.

2.2 “Base Salary” means the Participant’s current annual base salary, excluding the Participant’s annual bonus and all other forms of compensation, perquisites and allowances.

2.3 “Company” means Host Hotels & Resorts, Inc. and its subsidiaries.

2.4 “Cause” means any conduct that in the reasonable judgment of the Board of Directors of the Company is detrimental to the interests of the Company.  Such conduct shall include, without limitation:

(A) failing to perform assigned duties in a reasonable manner;

(B) failing to perform assigned duties as a result of incompetence or neglect;

(C) engaging in any act of dishonesty or bad faith with respect to the Company or the Company’s affairs;

(D) committing any act or crime that reflects unfavorably on the Participant or the Company;

(E) violating any material policy of the Company, including, without limitation, the Company’s Code of Business Conduct and Ethics and policies on insider trading, antibribery compliance, harassment and non-discrimination; or

(F) engaging in any other conduct that in the reasonable judgment of the Board justifies termination.

A determination of Cause by the Board of Directors of the Company shall be final and binding on the parties for all purposes, provided however, that such determination may not be arbitrary or capricious.

2.5 “Change in Control” means the occurrence of a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company, as determined in accordance with this Section 2.5.  In determining whether an event shall be considered a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of an entity, the following provisions shall apply:

(A) A “change in the ownership” of the Company shall occur on the date on which any one person, or more than one person acting as a group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (a “Person”)), acquires ownership of the equity securities of the Company that, together with the equity securities held by such Person, constitutes more than 50% of the total fair market value or total voting power of the Company, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(v).  If a Person is considered either to own more than 50% of the total fair market value or total voting power of the equity securities of the Company, or to have effective control of the Company within the meaning of Section 2.5(B), and such Person acquires additional equity securities of the Company, the acquisition of additional equity securities by such Person shall not be considered to cause a “change in the ownership” of the Company.

(B) A “change in the effective control” of the Company shall occur on either of the following dates:

(i) The date on which any Person, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) ownership of equity securities of the Company possessing 30% or more of the total voting power of the Company’s equity securities, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vi).  If a Person is considered to possess 30% or more of the total voting power of the Company’s equity securities, and such Person acquires additional equity securities of the Company, the acquisition of additional equity securities by such Person shall not be considered to cause a “change in the effective control” of the Company; or

(ii) The date on which a majority of the members of the Board of Directors of the Company is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of the appointment or election, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vi).

(C) A “change in the ownership of a substantial portion of the assets” of the Company shall occur on the date on which any one Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vii).  A transfer of assets shall not be treated as a “change in the ownership of a substantial portion of the assets” when such transfer is made to an entity that is controlled by the holders of the Company’s equity securities, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vii)(B).

(D) For the purposes of this Plan and Section 2.5, the following acquisitions shall not constitute a Change in Control: (i) an acquisition by the Company or entity controlled by the Company, or (ii) an acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company.

2.6 “Disability” or “Disabled” means that the Participant either: (a) has been determined to be entitled to benefits under a disability insurance program that complies with the requirements of Treas. Reg. §1.409A-3(i)(4), or (b) if he is not a participant in such long-term disability insurance program, has been determined to be totally disabled by the Social Security Administration.

2.7 “Effective Date” means January 1, 2008.

2.8 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.9 “Executive” means any active, full-time Executive of the Company.  These individuals shall include the Chief Executive Officer, Chief Financial Officer, and individuals with the title of Executive Vice President, Managing Director or Senior Vice President, in each case as determined in the sole and absolute discretion of the Company.  For purposes of this Plan, “Executive” excludes any individual who has an individual employment agreement or severance agreement with the Company or who is not residing in the United States.

2.10 “Good Reason” means the occurrence of any of the following:

(A) A material diminution in the Participant’s total overall compensation opportunity, which consists of the sum of the Participant’s Base Salary, cash bonus incentive opportunity and historic grant date value of any equity compensation, other than reductions applicable to similar situated executives of the Company  in substantially the same proportions ;

(B) A material diminution in the Participant’s authority, duties or responsibilities, excluding any change that is solely a diminution in title or reporting relationships;

(C) A material change in the geographic location at which the Participant is required to perform his duties for the Company; or

(D) Any other action or inaction that constitutes a material breach by the Company of the terms of Participant’s employment.

Notwithstanding the foregoing, (i) Good Reason shall not be deemed to exist unless notice of termination on account thereof (specifying a termination date no later than 30 days from the date of such notice) is given no later than 30 days after the time at which the event or condition purportedly giving rise to Good Reason first occurs or arises, and (ii) if there exists (without regard to this clause (ii)) an event or condition that constitutes Good Reason, the Company shall have 30 days from the date notice of such a termination is given to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder.

2.11 “Participant” means an Executive who is notified by the Company in writing that he or she is under the Plan.

2.12 “Plan” means the Host Hotels & Resorts, Inc. Severance Plan for Executives.

2.13 “Plan Year” means the calendar year.

2.14 “Pro Rata Bonus” means the amount equal to the Participant’s full target bonus for the current fiscal year of the Company, determined in accordance with the applicable incentive compensation plan, multiplied by a fraction the numerator of which is the number of days in the incentive plan year through the Severance Date and the denominator of which is 365.

2.15 “Release Agreement” means the Severance Agreement and Release in the substantially form hereto as Exhibit A and as acceptable to the Company, which shall include a general release given by the Participant to the Company regarding employment-related claims, covenants against competition and the solicitation of employees and customers of the Company, and other matters as stated therein.  The Release Agreement shall bind the Participant and the Company.

2.16 “Severance Date” means the termination of the Participant’s services to the Company and all Subsidiaries, whether voluntarily or involuntarily, in accordance with Treas. Reg. §1.409A-1(h).

2.17 “Successor” means any employer (whether or not the employer is affiliated with the Company) which acquires (through merger, consolidation, reorganization, transfer, sublease, assignment, or otherwise) all or substantially all of the business or assets of the Company, or of a division of the Company.

SECTION 3 -- ELIGIBILITY AND PAYMENT

3.1 Subject to Sections 3.2, 3.3, and 3.4 of this Plan, an Executive shall become a Participant if, on or after the Effective Date, the Executive is notified by the Company in writing that he or she is a Participant.

3.2 A Participant shall be entitled to the severance pay set forth in Section 4 hereof, if:

(A) he or she returns and does not revoke a completed and executed Release Agreement to the Company within the time period specified in Section 3.4 after such person’s Severance Date; and

(B) he or she is not and does not become disqualified from receiving severance pay pursuant to Section 3.3 hereof at any time prior to such person’s Severance Date; provided, that a Participant shall be disqualified from receiving or retaining any severance pay hereunder if he or she breaches the Release Agreement.

3.3 A Participant shall not be entitled to receive or retain the severance pay set forth in Section 4 hereof, if the Participant:

(A) fails to return a properly signed Release Agreement to the Company in a timely manner as required by Section 3.4;

(B) revokes such Release Agreement within the time period specified in the Release Agreement;

(C) prior to his or her Severance Date, the Participant:

(i) terminates voluntarily his or her employment other than for Good Reason;

(ii) fails to show up and properly attend work; or

(iii) fails to adequately perform his or her employment duties as established by the Company in its reasonable judgment;

(D) rejects an offer or fails to accept an offer of another position from a Successor or from any affiliate of the Company on or before his or her Severance Date, provided however, that a Participant may still receive his or her severance benefits despite rejecting such offer if the rejection or failure to accept is for Good Reason; or

(E) prior to the Severance Date, the Company terminates the employment of the Participant and:

(i) the termination is for Cause, as determined by the Company in its reasonable judgment; or

(ii) the Company determines after such termination that the Participant had engaged in conduct that would have constituted Cause had such conduct been known to the Company prior to such termination.

3.4 Prior to the Severance Date, such Participant will receive a Release Agreement, substantially in the form attached to this Plan as Exhibit A.  Such Release Agreement must be timely and appropriately executed and effective on or before the 60th day following the Participant’s Severance Date for such Participant to qualify for payments and benefits under Section 4.

SECTION 4 - AMOUNT AND PAYMENT OF SEVERANCE PAY

4.1 If the Participant’s employment with the Company is terminated by the Company for Cause or Disability, or by reason of the Participant’s death, or by the Participant without Good Reason, then Company shall pay the Participant all amounts earned or accrued through the Severance Date but not paid as of the Severance Date, including:

(A) Base Salary; and

(B) reimbursement for reasonable and necessary expenses incurred by the Participant on behalf of the Company during the period ending on the Severance Date; (collectively, “Accrued Compensation”).

In addition to the foregoing, if the Participant’s employment is terminated by the Company because of Disability or death, the Company shall pay to the Participant or his beneficiaries an amount equal to the Participant’s Pro Rata Bonus, which, in the case of death shall not be subject to the requirements of Sections 3.3(A) or (B), except as provided in Section 5.

4.2 Except as otherwise provided in Section 4.3, if the Participant’s employment with the Company is terminated by the Company without Cause, or by the Participant for Good Reason, the Participant shall be entitled to the following:

(A) the Company shall pay the Participant all Accrued Compensation;

(B) the Company shall pay the Participant as severance pay and in lieu of any further compensation for periods subsequent to the Severance Date an amount (the “Severance Amount”) in cash equal to:

(i) if the Participant is the Chief Executive Officer of the Company on the Severance Date, two (2) times the sum of the Participant’s Base Salary and the Participant’s Average Bonus; or

(ii) if the Participant is not the Chief Executive Officer of the Company on the Severance Date, one (1) times the sum of the Participant’s Base Salary and the Participant’s Average Bonus.

4.3 If during the period beginning on the date thirty (30) days prior to a Change in Control and ending on the date one year immediately following such Change in Control, the Participant’s employment with the Company is terminated by the Company without Cause, or by the Participant for Good Reason, then no severance benefits shall be payable pursuant to Section 4.2, and the Participant shall be entitled to the following:

(A) the Company shall pay the Participant all Accrued Compensation and an amount equal to the Participant’s Pro Rata Bonus; and

(B) the Company shall pay the Participant as severance pay and in lieu of any further compensation for periods subsequent to the Severance Date an amount (the “Severance Amount”) in cash equal to:

(i) if the Participant is the Chief Executive Officer of the Company on the Severance Date, three (3) times the sum of the Participant’s Base Salary and the Participant’s Average Bonus; or

(ii) if the Participant is not the Chief Executive Officer of the Company on the Severance Date, two (2) times the sum of the Participant’s Base Salary and the Participant’s Average Bonus.

4.4 Participants shall have the right to continue medical and dental benefits under the continuation health coverage provisions of Title X of the Consolidated Omnibus Budget Reconciliation Act of 1986 (COBRA) after his or her Severance Date, if otherwise eligible.  To the extent that the Participant is eligible for and elects COBRA coverage, the Company shall cover the premium cost of such coverage on a monthly basis for the lesser of (A) 18 months; or (B) until Participant no longer qualifies for COBRA continuance coverage.  The Company’s obligation to cover this premium cost is limited to Participants who are eligible to receive severance payments pursuant to Section 4.2 or Section 4.3 of the Plan, and will terminate when such a Participant becomes eligible to obtain any such benefits under a subsequent employer’s benefit plans.  At the end of the Participant’s Company-paid COBRA coverage, the Participant may continue COBRA coverage at the Participant’s expense and to the extent eligible under the terms of such Plan.  In no event shall any Participant be entitled to a cash payment in lieu of health coverage.

4.5 The severance pay provided for in this Section 4 shall be paid in a single lump sum as soon as practicable after the Participant’s Severance Date.  In no event will the severance payment be made later than two and one-half months after the Participant’s Severance Date.

4.6 The severance pay and benefits provided for in this Section 4 shall be in lieu of any other severance pay to which the Participant may be entitled under any Company severance plan, program or arrangement.

4.7 Employment taxes and all other deductions required by law or by any other Company plan, program or policy, shall be withheld from all severance payments.  In addition, any amount payable under this Section 4 shall be reduced (but not below zero) by any payment made as required by government-mandated programs that require payment of wages and fringe benefits in lieu of notice of closing, layoffs or termination of employment.

4.8 Participants shall be paid for normal termination vacation pay and any other earned pay (if any) pursuant to existing Company policy and applicable state law.

4.9 Benefits under any other employee benefit plans, including but not limited to, restricted stock grants, stock awards, tax-qualified retirement plans, retiree health care plans, fringe benefit plans, incentive compensation plans, stock option plans and nonqualified deferred compensation plans, and life insurance plans, policies or programs sponsored by the Company are governed solely by the terms of those plans, programs or policies.  Participants may exercise stock options to the extent that such options are exercisable under their terms.  This Plan does not change the eligibility, termination or other provisions for those benefits.

4.10 The Company may, in its sole and absolute discretion, offer additional benefits or programs which, if offered, shall be described in appendices to this Plan.

4.11 The Company reserves the right to offset the benefits payable under Section 4, by any advance, loan or other monies the Participant owes the Company.

SECTION 5 -- DEATH BENEFITS

5.1 If a Participant dies before receiving his or her severance pay due under this Plan, such pay will be distributed in one lump sum cash payment to the Participant’s executor or administrator, as applicable, as soon as practicable but in no event later than two and one-half months following the Participant’s Severance Date.

5.2 The Administrator may require that any individual or entity purporting to represent a Participant’s estate provide such proof of such status as the Administrator may deem appropriate, including but not limited to letters testamentary or letters of administration.  The Administrator may also require that such individual, as a condition to receiving severance pay, agree in a provision to be incorporated in the Release Agreement, to indemnify and hold harmless the Administrator and such other persons deemed appropriate by the Administrator for any financial responsibility, liability or expense arising out of a claim by another party or parties asserting entitlement to all or part of the benefit payable hereunder.  In addition, the Company reserves the right to offset the benefits payable under this Section 5 by any advance, loan or other monies the Participant, with respect to whom the severance pay is being paid, owes the Company.

SECTION 6 - BENEFIT LIMITATIONS

6.1 In the event that the Severance Amount and other benefits provided for in this Plan (i) would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then such severance benefits shall be either (i) delivered in full, or (ii) delivered as to the maximum extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Participant on an after-tax basis, of the greatest amount of severance benefits under this Plan, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.

6.2 A determination as to whether a reduction of Severance Payments will be made pursuant to Section 6.1 shall be made by the Company or at the Company’s expense by an accounting firm selected by the Company (the “Accounting Firm”).  The Company shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Participant within five days of the Severance Date if applicable, or such other time as requested by the Company or by the Participant (provided the Participant reasonably believes that any of the Payments may be subject to the Excise Tax).  For purposes of making the calculations required by this paragraph, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. Within ten days of the delivery of the Determination to the Participant, the Participant shall have the right to dispute the Determination (the “Dispute”), which shall be subject to the claims procedures in Section 8.  If there is no Dispute, the Determination shall be binding, final and conclusive upon the Company and the Participant subject to the application of Section 6.3 below.

6.3 In the event the Company shall determine that payments pursuant to this Plan would constitute an “excess parachute payments” thereby necessitating that Severance Payments be reduced in part if consistent with Section 6.1, the Participant may consult with the Company in determining the priority in which any benefit payment shall be reduced.  Any such joint determination must be made no later than seven (7) days prior to the next regular full-pay cycle, otherwise the Company’s decision of which benefits shall be reduced or eliminated shall be final.

SECTION 7 -- ADMINISTRATION

7.1 The Company shall have sole discretionary authority to interpret, apply and administer the terms of the Plan and to determine eligibility for and the amounts of benefits under the Plan, including interpretation of ambiguous Plan provisions, determination of disputed facts or application of Plan provisions to unanticipated circumstances.  The Company’s decision on any such matter shall be final and binding.

7.2 The Company shall be the administrator of the Plan for purposes of Section 3(16) of ERISA and shall have responsibility for complying with any ERISA reporting and disclosure rules applicable to the Plan for any Plan Year.  The Administrator may at any time delegate to any other named person or body, or reassume therefrom, any of its fiduciary responsibilities (other than trustee responsibilities as defined in Section 405(c)(3) of ERISA) or administrative duties with respect to this Plan.

7.3 The Administrator may contract with one or more persons to render advice or services with regard to any responsibility it has under this Plan.

7.4 Subject to the limitations of this Plan, the Administrator shall from time to time establish such rules for the administration of this Plan as the Administrator may deem desirable.

SECTION 8 -- CLAIMS PROCEDURE

8.1 If a Participant believes he or she has not been provided with severance pay benefits due under the Plan, then the Participant may file a request for benefits under this Plan with the Human Resources Department or its delegate within ninety (90) days after the date the Participant believes he or she should have received such benefits.  If a Participant makes such a request for benefits under the Plan and that claim is denied, in whole or in part, the Administrator shall notify the Participant of the adverse determination within ninety (90) calendar days unless the Administrator determines that special circumstances require an extension of time for processing.  If the Administrator determines that an extension of time is necessary, written notice shall be furnished to the claimant prior to the end of the initial ninety-day period and the extension shall not exceed ninety days from the original ninety-day period.  The extension notice shall indicate the special circumstances requiring an extension and the date by which the Administrator expects to render a determination.  The Administrator shall notify the Participant of the specific reasons for the denial with specific references to pertinent Plan provisions on which the denial is based and shall notify the Participant of any additional material or information that is needed to perfect the claim and explanation of why such material or information is necessary.  At that time the Participant will be advised of his or her right to appeal that determination, and given an explanation of the Plan’s review and appeal procedure including time limits, and a statement regarding the Participant’s right to bring a civil action under ERISA section 502(a) following an adverse determination or appeal.

8.2 A Participant may appeal the determination or denial by submitting to the Administrator within sixty (60) calendar days after receiving a denial notice by:  (a) requesting a review by the Administrator of the claim; (b) setting forth all of the grounds upon which the request for review is based and any facts in support thereof; and (c) setting forth any issues or comments which the Participant deems relevant to the claim.  The Participant may submit written comments, documents, records and other information relating to his claim.  Upon request, the Participant may obtain free of charge, copies of all documents and records relevant to his claim.

8.3 The Administrator shall act upon the appeal taking into account all comments, documents, records and other information submitted by the Participant without regard to whether such information was submitted or considered in the initial benefit determination and shall render a decision within sixty (60) days or one hundred twenty (120) days in special circumstances after its receipt of the appeal.  If the  Administrator determines that an extension of time is necessary, written notice of the extension shall be furnished to the Participant prior to the end of the initial sixty-day period.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Administrator expects to render a determination.  The Administrator shall review the claim and all written materials submitted by the Participant, and may require him or her to submit, within ten (10) days of its written notice, such additional facts, documents, or other evidence as the Administrator in its sole discretion deems necessary or advisable in making such a review.  On the basis of its review, the Administrator shall make an independent determination of the Participant’s eligibility for benefits and the amount of such benefits under the Plan.  The decision of the Administrator on any claim shall be final and conclusive upon all persons if supported by substantial evidence.  If the Administrator denies a claim on review in whole or in part, it shall give the Participant written notice of its decision setting forth the following:  (a) the specific reasons for the denial and specific references to the pertinent Plan provisions on which its decision was based; (b) notice that the Participant may obtain free of charge, copies of all documents, records and other information relevant to the Participant’s claim; and (c) a statement of the Participant’s right to bring a civil action under section 502(a) of ERISA.

8.4 A Participant or his or her legal representative may appeal any final decision by filing an action in a federal court of competent jurisdiction, provided that such action is filed no later than 90 days after receipt of a final decision by the Participant or his or her legal representative.

SECTION 9 -- GENERAL

9.1 The benefits and costs of this Plan shall be paid by the Company out of its general assets.

9.2 This Plan is intended to be an “employee welfare benefit plan”, as defined in Section 3(1), Subtitle A of Title 1 of ERISA.  The Plan will be interpreted to effectuate this intent.  Notwithstanding any other provision of this Plan, no Participant in the event of termination shall receive hereunder any payment exceeding three times that Officer’s annual compensation during the year immediately preceding the termination of his service, within the meaning of 29 C.F.R. Section 2510.3-2, as the same was in effect on the effective date of this Plan.

9.3 The Participant and the Company acknowledge that the employment of the Participant by the Company is “at will” and, prior to the Effective Date, may be terminated by either the Participant or the Company at any time.  If prior to the Effective Date, the Participant’s employment with the Company terminates, the Participant shall have no rights under this Plan.  Nothing in this Plan shall be construed to create for any Participant a right of continued employment with the Company.

SECTION 10 -- AMENDMENT AND TERMINATION

The Company reserves the right to amend this Plan, in whole or in part, or discontinue or terminate the Plan; provided, however, that any such amendment, discontinuance or termination shall not affect any right of any Participant to claim benefits under the Plan or as in effect prior to such amendment, discontinuance or termination, for events occurring prior to the date of such amendment, discontinuance or termination.  An amendment to this Plan, and/or resolution of discontinuance or termination, may be made by the Administrator, to the extent permitted by resolution of the Board of Directors or a committee thereof.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Company has caused its officer, duly authorized by its the Compensation Policy Committee of the Board of Directors to execute the Plan on this 5th day of February, 2016.

HOST HOTELS & RESORTS, INC.

By:	/s/ Elizabeth A. Abdoo
	Name:	Elizabeth A. Abdoo
	Title:	Executive Vice President,
General Counsel and Corporate Secretary

EXHIBIT A

FORM OF

SEVERANCE AGREEMENT AND RELEASE

This is a Severance Agreement and Release (the “Agreement”) is required to be delivered by EMPLOYEE NAME (“Employee”) as a condition of Employee’s receipt of  severance and other benefits under the Host Hotels & Resorts, Inc. Severance Plan for Executives (the “Severance Plan”).

1. Employee agrees that, in consideration of the severance and other benefits to which he/she is eligible under the terms of the Severance Plan, he/she will, and hereby does knowingly and voluntarily, forever and irrevocably release and discharge between Host Hotels & Resorts, L.P., a Delaware limited partnership (together with its parent, subsidiaries and affiliates, “Employer”), and each of its and their respective partners, officers, directors, employees, agents, predecessors, successors, purchasers, assigns, representatives and benefit plans (collectively with the Employer, the “Releasees”) of any and all actions, causes of action, grievances, demands, rights, claims for damages, indemnity, costs, interest, loss or injury whatsoever which he/she now has, has had, or may have, whether the same be at law, in equity, or mixed, in any way arising from or relating to Employee's employment with Employer or the termination of that employment.  THIS IS A GENERAL RELEASE.  Employee expressly acknowledges that this release specifically includes, but is not limited to, Employee's intent to release Employer from any claim of age, race, sex, religion, national origin or any other claim of employment discrimination under Title VII of the Civil Rights Act of 1964 (42 U.S.C. § 2000e et seq.), the Age Discrimination in Employment Act (29 U.S.C. § 621, et seq.), the Americans with Disabilities Act (42 U.S.C. § 12101, et seq.), the Family and Medical Leave Act (29 U.S.C. § 2601 et seq.), Worker Adjustment and Retraining Notification Act, Employee Retirement Income Security Act, Article 49B of the Maryland Code, and any other similar federal, state or local law regarding employment.  Employee is not waiving rights or claims (i)  for indemnification and/or advanced expenses under applicable law, any directors and officers liability insurance, the Employer’s partnership agreement, applicable articles of incorporation or by-laws, (ii) to enforce the Severance Plan, (iii) to exercise vested stock options or other equity awards determined as of the date hereof, (iv) to employee benefits which have accrued and are payable pursuant to the Employer’s employee benefit plans, or (v) which otherwise cannot be waived by law, including, but not limited to, Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against Employer (with the understanding that Employee’s release of claims herein bars Employee from recovering monetary relief from any Releasees).

2. Employee agrees not to sue any Releasee or participate in any lawsuit against a Releasee concerning any claim released under Section 1 above, or to challenge the enforceability of this Agreement or the release given thereby.

3. Employee agrees to treat this Agreement as confidential and will not discuss or disclose the terms of this Agreement, other than to his/her immediate family members, attorneys and financial advisors, future employers regarding the provisions of Section 7, or as required by law.

4. Employee agrees that while he/she was employed by Employer he/she was exposed to certain confidential and proprietary information of Employer.  Such information may include, but is not necessarily limited to, business plans, analyses, forecasts, predictions or projections, customer information, technical information, business models, pricing strategies, marketing ideas, sales data, sales projections, financing plans, valuations, capitalization, budgets and other financial information.  It is specifically understood and agreed that Employee will maintain all such information in strict confidence and will not use such information for any purpose whatsoever.

5. Employee agrees that he/she has not removed any property of the Employer from the Employer’s premises, except as authorized by the Employer in writing, or that Employee has returned or will return all of the Employer’s property immediately upon execution of this Agreement.  Such property includes, but is not limited to, the original and any copies of any confidential information or trade secrets, PDA’s, keys, pass cards, customer lists, files, brochures, documents or computer disks or printouts, equipment and any other item relating to the Employer and its business.  Further, Employee agrees that he/she has not taken, procured, or copied any property of the Employer.

6. Employee shall not, at any time following the date of this Agreement, make or publish any derogatory, unfavorable, negative, disparaging, false, damaging or deleterious written or oral statements or remarks (including without limitation, the repetition or distribution of derogatory rumors, allegations, or negative or unfavorable reports or comments) regarding any Releasee.

7. For a period of one year following the date of this Agreement, Employee will not directly or indirectly, as a director, officer, employee, manager, consultant, independent contractor, advisor or otherwise:

(a)	employ or solicit for employment, or advise or recommend to any other person or entity that they employ or solicit for employment, any employee of Employer;
(b)

solicit or encourage any employee of Employer to leave the employ of Employer, to do any act that is disloyal to Employer, is inconsistent with the interests of Employer or violates any provision of this Agreement or any agreement Employee has with Employer; or

(c)

provide his/her services to any person, company, firm, organization or other entity (each an “Entity”) engaged in the ownership and/or management of hotel properties (the “Hotel Property Business”); provided that it shall not be a breach of this clause (c) if Employee provides services to an Entity engaged in the Hotel Property Business if such Entity is also engaged in a significant amount of activities that are not related to the Hotel Property Business and the services Executive provides to such Entity are not directly or indirectly related to the Hotel Property Business.

For purposes of the foregoing an “employee of Employer” shall include any person who was an employee of the Employer at any time within six (6) months prior to Employee’s Severance Date (as defined in the Severance Plan).

8. Employee has read and fully reviewed the terms of this Agreement.  Employee acknowledges that he/she has been advised to consult with an attorney if he/she chooses before signing this Agreement. Employee also expressly acknowledges that she has been given at least [21 or 45 if a group layoff] days to consider this Agreement and has 60 days from his/her Severance Date to return and not revoke an executed version of this Agreement before severance or other benefits under the Severance Plan are payable.  For a period of 7 days following the execution of this Agreement, Employee may revoke the Agreement.  The Agreement shall not become effective or be in force until the revocation period has expired.

9. In the event the Employee breaches any terms of this Agreement, the Employee shall forfeit all rights to benefits under the Severance Plan, and in addition to any and all other remedies available under law or equity to the Employer, the Employee shall be obligated to repay to the Employer, all amounts previously paid under the Severance Plan, as well as all reasonable attorneys’ fees, expenses and costs incurred by Releasees.

10. Employee expressly acknowledges and understands that this Agreement is not an admission of liability under any statute or otherwise by Employer, and it does not admit any violation of Employee's legal rights.

11. The parties agree that this Agreement shall be binding upon and inure to the benefit of Employee's assigns, heirs, executors and administrators as well as all Releasees.

12. This Agreement contains the entire agreement and understanding of the parties.  There are no additional promises or terms among the parties other than those contained herein.  This Agreement shall not be modified except in writing signed by both parties.  This Agreement shall in all respects be interpreted, enforced and governed in accordance with the laws of Maryland, and furthermore, any dispute regarding this Agreement shall be subject to the exclusive jurisdiction of any court of competent jurisdiction located in Montgomery County or the United States District Court of Maryland, Southern Division.

13. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.  In the event that one or more provisions of this Agreement shall for any reason be held to be illegal or unenforceable, this Agreement shall be revised only to the extent necessary to make the Agreement or such provision(s) legal and enforceable.

14. [Include if part of a group layoff: Employee acknowledges that he/she has received a list of the ages and job descriptions of the individuals who are eligible to receive severance benefits under the Severance Plan as a condition of signing a similar Severance Agreement and Release.]

Employer:

Company Representative	Employee

Date	Date